[DESCRIPTION]Matters submitted to a vote of security holders

On June 16, 1999, the Funds held a special meeting of its shareholders for the purpose of approving new investment advisory agreements. This meeting was prompted by the acquisition of Transamerica Corporation, the parent company of the Funds' investment adviser, Transamerica Investment Services, Inc., by AEGON, N.V., a Dutch insurance company. This acquisition occurred on July 21, 1999, at which time the new investment advisory agreements became effective.

The following is a proposal that was presented to the shareholders and the results of the votes:


Transamerica Premier High Yield Bond Fund
7,841,837 shares, representing 99.01% of total shares, voted in favor; 1,840 shares, representing 0.02% of total shares, voted against; and 1,076 shares, representing 0.01% of total shares, abstained from voting for the proposal.

Transamerica Premier Aggressive Growth Fund
5,103,068 shares, representing 57.90% of total shares, voted in favor; 67,250 shares, representing 0.76% of total shares, voted against; and 138,867 shares, representing 1.58% of total shares, abstained from voting for the proposal.

Transamerica Premier Small Company Fund
4,407,695 shares, representing 60.37% of total shares, voted in favor; 55,053 shares, representing 0.75% of total shares, voted against; and 95,180 shares, representing 1.30% of total shares, abstained from voting for the proposal.

Transamerica Premier Value Fund
739,111 shares, representing 87.42% of total shares, voted in favor; 2,314 shares, representing 0.27% of total shares, voted against; and 948 shares, representing 0.11% of total shares, abstained from voting for the proposal.

Transamerica Premier Index Fund
1,726,470 shares, representing 81.71% of total shares, voted in favor; 6,523 shares, representing 0.31% of total shares, voted against; and 10,454 shares, representing 0.49% of total shares, abstained from voting for the proposal.

Transamerica Premier Bond Fund
1,542,244 shares, representing 92.37% of total shares, voted in favor; 279 shares, representing 0.02% of total shares, voted against; and 211 shares, representing 0.01% of total shares, abstained from voting for the proposal.

Transamerica Premier Cash Reserve Fund
46,677,010 shares, representing 51.47% of total shares, voted in favor; 502,154 shares, representing 0.55% of total shares, voted against; and 396,483 shares, representing 0.44% of total shares, abstained from voting for the proposal.

Transamerica Premier Equity Fund
6,909,717 shares, representing 51.95% of total shares, voted in favor; 104,235 shares, representing 0.78% of total shares, voted against; and 141,954 shares, representing 1.07% of total shares, abstained from voting for the proposal.


Transamerica Premier Balanced Fund
1,807,677 shares, representing 52.46% of total shares, voted in favor; 15,540 shares, representing 0.45% of total shares, voted against; and 22,492 shares, representing 0.65% of total shares, abstained from voting for the proposal.